Exhibit 10.32

AFFYMETRIX, INC.
A Delaware corporation

Change of Control Plan

(As Amended Through November 5, 2008)

This Change of Control Plan (the “Plan”) sets forth (i) the terms applicable to equity awards of Affymetrix, Inc. (together with any successor to substantially all of its business, stock or assets, the “Company”) in the event of a transaction resulting in a Change of Control (as defined below) and (ii) the receipt of severance benefits for Covered Persons of the Company in the event of a transaction resulting in a Change of Control.

1.                         Treatment of Equity Awards. Upon the occurrence of a Change of Control, or the execution by the Company of any agreement with respect to a Change of Control, the Board shall take any one or more of the following actions with respect to outstanding compensatory stock options, restricted stock, restricted stock units or other equity awards (collectively, “Equity Awards”) held by any Covered Person at such time:

(a)                                  provide that outstanding Equity Awards shall be continued by the Company if the Company is the surviving entity or shall be assumed, or equivalent Equity Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(b)                                 upon written notice to the holders of Equity Awards, provide that all Equity Awards will become vested and, if applicable, exercisable in full as of a specified time (the “Acceleration Time”) prior to the Change of Control and will terminate immediately prior to the consummation of such Change of Control;

(c)                                  in the event of a transaction resulting in a Change of Control, under the terms of which holders of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Change of Control (the “Acquisition Price”), provide that all outstanding Equity Awards shall terminate upon consummation of such Change of Control and each holder of such Equity Awards shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Equity Awards (whether or not then vested), exceeds the aggregate exercise price or purchase price, if any, of such Equity Awards.

2.                         Treatment of Equity Awards Upon Triggering Event. With respect to any Equity Awards remaining outstanding following a Change of Control, upon a Triggering Event, a Covered Person’s Equity Awards shall become fully vested subject to compliance with Section 3 below. Notwithstanding the foregoing, to the extent that any applicable laws or regulations of the applicable jurisdiction in which the Covered Person is employed requires certain treatment with respect to Equity Awards upon a Triggering Event, the Covered Person shall be entitled to the more beneficial treatment provided by either (i) the applicable laws or regulations of the applicable jurisdiction or (ii) this Plan, but not both. To the extent any Equity Awards are to be settled in cash pursuant to Section 1 or this Section 2, such Equity Awards shall be settled as promptly as practicable but no later than two and one-half months (2-1/2) months after the end of the taxable year of the Covered Person in which such Equity Awards become vested.

3.                         Enhanced Severance. (a) Upon a Triggering Event following a Change of Control, the following Covered Persons shall receive a severance payment equal to the following amount of their base salary:

COVERED PERSON POSITION	SEVERANCE PERIOD
Executive Chairman, EVP, CEO, President	24 months
Senior VP	15 months
VP	12 months
Director	9 months
Level 5 or Above	6 months
Level 4 or Below	3 months

(b)         All severance benefits under this Plan shall be conditioned on the Covered Person signing and letting become effective a general release of claims (the “Release”) in a form acceptable to the Company. The Covered Person shall sign such Release within 45 days following termination. All severance payments under this Plan shall be made in a lump-sum within 10 days after the later of the termination date and the date on which the Release becomes effective, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Covered Person in which the termination date occurs. All amounts paid under this Plan shall be reduced by any applicable taxes or any other amounts required to be paid or withheld by the Company.

(c)          In the event of termination of a Covered Person with a housing loan, such Covered Person will have one year to settle the loan with the Company. During such year, the Covered Person will continue to make interest payments to the Company.

(d)         The Company will continue to provide health benefits (which may be through COBRA premium reimbursement or subsidizing) to each Covered Person at the same cost to such Covered Person as prior to the Change of Control for the period of time set forth in Section 3(a) under “Severance Period” or, if earlier, until such Covered Person becomes eligible for group health benefits from another employer.

(e)          The Company will provide each Covered Person outplacement services following termination of employment for a period of six months for Executive Officers, Vice Presidents and Directors and two months for all other Covered Persons.

(f)            Notwithstanding the foregoing, to the extent that any applicable laws or regulations of the applicable jurisdiction in which the Covered Person is employed requires certain treatment with respect to Enhanced Severance provisions set forth in this Section 3, the Covered Person shall be entitled to the more beneficial treatment provided by either (i) the applicable laws or regulations of the applicable jurisdiction or (ii) this Plan, but not both.

4.                         Definitions. For purposes of this Plan, the following terms shall have the following meanings:

(a)                                  “Cause” shall mean any of the following by a Covered Person:

(i)                                     willful and continued failure to substantially perform his or her duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness);

(ii)                                  any willful act or omission constituting dishonesty, fraud or other malfeasance against the Company;

(iii)                               conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(iv)                              breach of any of the material policies of the Company including being under the influence of illicit drugs or alcohol at work or on the Company’s premises.

(b)                                 “Change of Control” shall mean:

(i)                                     any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) no more than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(ii)                                  during any period of 12 consecutive calendar months, the individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board”), and any new directors whose election by such Board or nomination for election by stockholders was approved or recommended by a vote of at least a majority of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved or recommended, for any reason cease to constitute at least a majority of the members thereof;

(iii)                               any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (“Exchange Act”))(a “Person”) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)                              any sale of all or substantially all of the assets of the Company.

(c)                                  “Covered Person” or “Covered Persons” shall mean a full-time employee of the Company or any of its wholly-owned subsidiaries or a member of the Board of Directors of the Company who, as applicable, is either employed by the Company or serving as a director immediately prior to a Change of Control.

(d)                                 “Triggering Event” shall mean:

(i)                                     a Covered Person’s employment is terminated by the Company (or any successor or acquiror) without Cause in connection with, or within twelve (12) months following, a Change of Control; provided, however, if an employee is terminated by the Company in connection with a Change of Control but immediately accepts employment with the Company’s successor or acquiror, such employee will not be deemed to be covered by this subsection (i), but if such employee is terminated without Cause by the successor or acquiror within the twelve (12) months following the Change of Control, this subsection (i) will apply;

(ii)                                  the Covered Person, in connection with a Change of Control, is not offered Comparable Employment. For purposes of the foregoing, “Comparable Employment” shall mean, (a) in the case of a Covered Person at the director level or above, (i) employment on terms which provide the same or greater rate of base pay or salary as in effect immediately prior to a Change of Control, (ii) no material reduction in job duties and responsibilities as such Covered Person had prior to a Change of Control and (iii)  equivalent or higher target bonus opportunity to the target bonus opportunity of the Covered Person in effect immediately prior to the Change of Control, and (b) in the case of all Covered Persons, a principal work location that is no more than forty-five (45) miles from the Covered Person’s principal work location immediately prior to the Change of Control; provided, however, if such Covered Person accepts employment that is not Comparable Employment, such employee shall not be covered by this subsection (ii);

(iii)                               after accepting employment with the Company (or any successor or acquiror) after a Change of Control, the Covered Person resigns employment within six (6) months following a Change of Control due to a Material Change in the Covered Person’s Terms of Employment. For purposes of the foregoing, a “Material Change in the Covered Person’s Terms of Employment” shall occur if, without the Covered Person’s written consent: (a) in the case of a Covered Person at the director level or above, (i) the Covered Person’s base salary or job duties and responsibilities are materially reduced from those in effect immediately prior to a Change of Control or (ii) the Covered Person is subject to a substantial reduction in target bonus opportunity from the target bonus opportunity of that Covered Person in effect immediately prior to the Change of Control, or (b) in the case of a Covered Person at Level 6 or above, such Covered Person’s principal work location is to be moved more than forty-five (45) miles from the Covered Person’s principal work location immediately prior to a Change of Control; or

(iv)                              with respect to a Covered Person who is a member of the Board immediately prior to a Change of Control, such member of the Board is asked to resign or not stand for reelection without Cause in connection with or within 12 months following a Change of Control.

5.                         Section 409A. Notwithstanding anything to the contrary in this Plan, if a Covered Person is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) and the regulations thereunder, as determined under the Company’s established methodology for determining specified employees, as of the date of such Covered Person’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this Plan constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting such Covered Person to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which is payable during the first six months following such Covered Person’s “separation from service” shall be paid or provided to such Covered Person in a lump sum on the first business day immediately following the first to occur of (i) the six-month anniversary of such Covered Person’s “separation from service” and (ii) the date of such Covered Person’s death.

6.                         Amendment of Plan. The Board shall have the power to amend this Plan from time to time in its discretion prior to the occurrence of a Change of Control. Following a Change of Control, this Plan may not be terminated or amended in a manner adversely to any Covered Person for 12 months following a Change of Control. The termination or amendment of the Plan at any time shall not affect any benefits to which a Covered Person has previously become entitled hereunder.

7.                         Mediation and Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Plan shall be submitted to Judicial Arbitration and Mediation Services (“JAMS”), or its successor, to the extent possible in the location which is the location of a Covered Person’s principal work place, under the auspices and rules of JAMS, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. The provisions of this Section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

8.                           Superseding Plan. This Plan (i) shall be the only plan with respect to benefits provided to Covered Persons of the Company upon a transaction that results in a Change of Control and (ii) shall supersede any other plan with respect to a transaction resulting in a Change of Control previously adopted by the Company.